EXHIBIT 2

                            STOCK PURCHASE AGREEMENT


     AGREEMENT ("Agreement"), made as of the 20th day of December, 1996, by and among HIRSCH INTERNATIONAL CORP., a Delaware corporation with its principal place of business at 200 Wireless Boulevard, Hauppauge, New York 11788 ("Purchaser") and JIMMY L. YATES (the "Shareholder"), residing at 3801 Hollow Creek Road, Fort Worth, Texas 76116. Purchaser and the Shareholder are sometimes referred to collectively herein as the "Parties."

                                   WITNESSETH:

     WHEREAS, the Shareholder is the record and beneficial owner of nine hundred fifty (950) shares of the Common Stock, par value One Dollar ($1.00) per share (the "Shares") of Sedeco, Inc. a Texas corporation ("Sedeco" or the "Corporation"), which shares constitute one hundred percent (100%) of the issued and outstanding capital stock of Sedeco; and

     WHEREAS, Purchaser desires to purchase the Shares from the Shareholder and the Shareholder desires to sell such Shares to Purchaser, upon the terms and conditions set forth in this Agreement, so that, following the consummation of the transaction contemplated hereby, Purchaser shall be the record and beneficial owner of the Shares, which constitute all of the issued and outstanding capital stock of Sedeco.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, covenants, representations and warranties hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                     ARTICLE
                           PURCHASE AND SALE OF SHARES

     1. Purchase and Sale of Shares. Subject to and upon the terms and conditions set forth in this Agreement, the Shareholder shall sell, assign, transfer and deliver the Shares to Purchaser free and clear of all liens, claims, encumbrances and restrictions of any kind, and Purchaser shall purchase from the Shareholder, at the Closing (as hereinafter defined), the Shares.

                                     ARTICLE
                       PURCHASE PRICE AND TERMS OF PAYMENT

     1. Purchase Price. In consideration of the sale, assignment, transfer and delivery of the Shares by the Shareholder to Purchaser, and in reliance upon the representations, warranties, covenants and agreements made herein by the Shareholder to Purchaser, Purchaser agrees to pay the Shareholder at the Closing and the Shareholder agrees to accept from Purchaser in full payment thereof, the sum of Six Million Five Hundred Sixty-Five Thousand and 00/100 ($6,565,000.00) Dollars (the "Purchase Price") as follows:

     a. Four Million One Hundred Sixty-Five Thousand and 00/100 ($4,165,000.00) Dollars by delivery to the Shareholder at Closing of a non-negotiable promissory note (the "Promissory Note"); and

     b. the delivery of One Hundred Thirty One Thousand Five Hundred Seven (131,507) shares of Purchaser's Class A Common Stock registered in the name of the Shareholder (the "Hirsch Stock"), of which Forty One Thousand Ninety Six (41,096) shares shall be held in escrow by Ruskin, Moscou, Evans & Faltischek, P.C. (the "Escrow Agent") pursuant to the terms of an escrow agreement, of even date herewith (the "Escrow Agreement"), among the Shareholder, Purchaser and the Escrow Agent.

     2. Contingent Payment. Sedeco currently operates a separate division (the "Division") under the assumed name Southwest Computer Company. Separate financial statements are maintained for the Division and the Shareholder has previously delivered to Purchaser a copy of the Division's balance sheet dated as at September 30, 1996 and the related statement of income for the one month and the five months then ended (collectively, the "Southwest Financial Statements"). The Southwest Financial Statements correctly and completely reflect the Division's books and records, fairly present the financial position and results of operations of the Division as of the dates and for the periods indicated and have been prepared on a basis consistent with that of prior periods. Purchaser has advised the Shareholder that it has no interest in acquiring or operating the Division, in acquiring or owning any assets of the Division or in assuming any liabilities or obligations of the Division. The Shareholder and Purchaser agree that Purchaser shall liquidate the Division and remit the net proceeds thereof to the Shareholder subject to the terms and conditions set forth below. Accordingly, effective as of the Closing Date, Purchaser will terminate all operations of the Division and commence the process of winding down the Division. For a period of one hundred and eighty (180) days after the Closing, Purchaser will cause Sedeco to permit one (1) person previously employed by the Division or Sedeco to attempt to collect the accounts receivable of the Division outstanding as of the Closing Date (the "Southwest Receivables") in the normal course of business (but without resort to litigation or the use of collection agencies or similar efforts), to dispose of the Division's inventory and to pay, satisfy or discharge all of its accounts payable, and do such other acts as may reasonably be required to liquidate the Division business and affairs. At the Closing, the Shareholder shall deliver to Purchaser a true, correct and complete list of all of the Southwest Receivables, setting out in reasonable detail such information with respect thereto as Purchaser shall require (including, without limitation, aging), as of the most recent practicable date, which shall not be more than five (5) days prior to the Closing Date (the "Initial Southwest Receivables List"). The Shareholder shall further provide Purchaser, as soon after the Closing Date as practicable, but in no event later than the fifth (5th) business day after the Closing Date, with a true, correct and complete list of the Southwest Receivables, in form substantially equivalent to the Initial Southwest Receivables List, as of the Closing Date (such list being hereinafter referred to as the "Supplemental Southwest Receivables List"). Purchaser will not compromise any of the Southwest Receivables without the prior written consent of the Shareholder, which consent shall not be unreasonably withheld. Within one hundred eighty (180) days after the Closing, and in addition to the Purchase Price, Purchaser agrees to pay to the Shareholder, an amount up to One Hundred Fifty Thousand ($150,000.00), such figure to be equal to the actual amount realized by Purchaser (net of liabilities) through the winding up and liquidation of the Division. The Shareholder acknowledges that Purchaser is not being compensated for liquidating the Division and that Purchaser is doing so solely as an accommodation for the Shareholder. Accordingly, Purchaser shall not be liable to the Shareholder for any action taken or for any action which Purchaser fails to take pursuant to this Section 2.2 except to the extent same constitutes wilful misconduct of Purchaser. Furthermore, Purchaser shall not be responsible for the payment or satisfaction of any debts, liabilities or obligations of the Division to the extent (the "Excess Liabilities") the aggregate amount thereof exceeds the actual amount realized by Purchaser through the winding up and liquidation of the Division. The Shareholder shall pay and/or satisfy all Excess Liabilities in accordance with the terms thereof.

     3. Accounts Receivable. For a period of one hundred and eighty (180) days after the Closing, Purchaser will cause Sedeco to attempt to collect (and the Shareholder will refrain from all efforts in this regard except to provide assistance to Sedeco upon Sedeco's request) all accounts receivable of Sedeco (other than the Southwest Receivables) outstanding as of the Closing Date (the "Transferred Receivables") in the normal course of its business (but without resort to litigation or the use of collection agencies or similar efforts, except where consistent with past practice). At the Closing, the Shareholder shall deliver to Purchaser a true, correct and complete list of all of the Transferred Receivables, setting out in reasonable detail such information with respect thereto as Purchaser shall require (including, without limitation, aging), as of the most recent practicable date, which shall not be more than five (5) days prior to the Closing Date (the "Initial Transferred Receivables List"). The Shareholder shall further provide Purchaser, as soon after the Closing Date as practicable, but in no event later than the fifth (5th) business day after the Closing Date, with a true, correct and complete list of the Transferred
Receivables, in form substantially equivalent to the Initial Transferred Receivables List, as of the Closing Date (such list being hereinafter referred to as the "Supplemental Transferred Receivables List"). Purchaser will not compromise any of the Transferred Receivables without the prior written consent of the Shareholder, which consent shall not be unreasonably withheld. On the date which is one hundred and eighty (180) days after the Closing Date (the "Settlement Date"), Purchaser will cause Sedeco to assign to the Shareholder, without warranty or recourse of any kind, the uncollected Transferred Receivables, together with a schedule setting forth, to the best of Sedeco's knowledge (i) the name of each customer who was an account debtor as of the Closing Date and who has made any payment on account of any Transferred Receivables since the Closing Date, (ii) the remaining balance of such account debtor's account then outstanding, and (iii) the aggregate amount of all then uncollected Transferred Receivables. On the Settlement Date, the Shareholder shall reimburse to Purchaser the amount by which the collected Transferred Receivables is less than Five Hundred Fifty Nine Thousand Three Hundred Sixty Five and 08/100 ($559,365.08) Dollars. Thereafter, neither Sedeco nor the Purchaser shall have any continuing obligation whatsoever with respect to the Transferred Receivables, provided, however, that if Sedeco subsequently collects any Transferred Receivable reassigned to the Shareholder, Purchaser shall cause Sedeco to promptly remit the amount thereof to the Shareholder.

     4. Inventory. At the Closing, the Shareholder shall deliver to the Purchaser a true, correct and complete list of all of Sedeco's inventory (other than inventory of the Division) (the "Transferred Inventory") as of the Closing Date, which list shall categorize the Transferred Inventory among (a) New Machinery and Equipment, (b) Used Machinery and Equipment (the "Transferred Used Inventory"), and (c) Parts. Such list shall value the Transferred Inventory at the cost thereof as reflected on Sedeco's books and records on a first in first out basis ("Value"). For a period of eighteen (18) months following the Closing Date (the "Selling Period"), Purchaser shall cause Sedeco to offer the Transferred Used Inventory for sale in the ordinary course of business and will account for the sales thereof using the first in first out method. Sedeco will not sell such Transferred Used Inventory below Value without consent of the Shareholder. On the date eighteen (18) months from the Closing Date (the "Transferred Used Inventory Settlement Date"), the Shareholder shall reimburse ("Reimbursement") to Purchaser an amount equal to the difference between (i) the total Value of the Transferred Used Inventory plus a 10% "gross profit margin," and

(ii) the total net proceeds realized by Sedeco during the Selling Period from the sale of the Transferred Used Inventory. For purposes hereof, the gross profit margin shall be computed by subtracting inventory cost from the selling price and dividing the result by the selling price. The Transferred Used Inventory shall continue to be the property of Sedeco and to the extent that it is sold from time to time thereafter (at such price and terms as shall be determined by Sedeco), the Value thereof up to the amount of Reimbursement by the Shareholder shall be refunded to the Shareholder by Sedeco.

     5. Open Purchase Orders. Schedule 2.5 heretofore delivered to Purchaser and certified as true and correct by the President of Sedeco, sets forth a true and complete list of all open purchase orders of Sedeco relating to leases arranged by Omni Leasing Corporation which have been shipped but have not yet been paid for (collectively, the "Pending Orders"). On January 18, 1997, the Shareholder shall reimburse (the "Pending Order Reimbursement") Purchaser an amount equal to the aggregate unpaid purchase price for the Pending Orders. Purchaser shall have the right, at its option, to set-off the Pending Order Reimbursement against the payment due to the Shareholder under the Promissory Note. If, following January 18, 1997, Purchaser sells any equipment subject to the Pending Orders which has been reacquired by Sedeco or collects payment on Pending Orders, the net proceeds thereof will be refunded to the Shareholder by Sedeco.

                                     ARTICLE
                                     CLOSING

     The closing of the transactions hereunder (the "Closing") shall take place at the offices of Ruskin, Moscou, Evans & Faltischek, P.C., 170 Old Country Road, Mineola, New York 11501, counsel to Purchaser, upon the execution of this Agreement. The day on which the Closing actually takes place is herein sometimes referred to as the "Closing Date."

                                     ARTICLE
                             OBLIGATIONS AT CLOSING

     1. Obligations of the Shareholder at Closing. At Closing, the Shareholder shall deliver, or cause to be delivered, to Purchaser the following:

     a. a valid certificate representing the Shares, duly endorsed in blank;

     b. an employment agreement between Sedeco and the Shareholder (the "Yates Employment Agreement"), duly executed by the Shareholder;

     c. a non-competition undertaking duly executed by the Shareholder;

     d. a true and complete copy of Sedeco's Articles of Incorporation (and any amendments thereto), certified as of a recent date by the Secretary of State of Texas;

     e. a written opinion of counsel for the Shareholder dated the Closing Date;

     f. the resignations of the Shareholder, Jesse C. Williams ("Williams") and Betty Alexander as officers and directors of Sedeco;

     g. an investment undertaking of the Shareholder with respect to the Hirsch Stock;

     h. the Escrow Agreement, duly executed by the Shareholder together with a valid certificate representing Forty One Thousand Ninety Six (41,096) shares of Hirsch stock registered in the name of the Escrow Agent;

     i. a Settlement Agreement and Mutual Release among Sedeco, Omni Leasing Corporation, the Shareholder, Williams and Kevin McKeon ("Settlement Agreement") duly executed by each of the parties to the "Settlement Agreement; and

     j. any and all such other documents, agreements, certificates and instruments required to be executed and/or delivered by the Shareholder to Purchaser, and all payments (if any) required to be made, pursuant to the terms and provisions of this Agreement.

     2. Obligations of Purchaser at Closing. At Closing, Purchaser shall deliver, or cause to be delivered, to the Shareholder the following:

     a. the Promissory Note;

     b. a valid certificate representing the portion of the Hirsch Stock to be held by the Shareholder and a valid certificate representing the portion of the Hirsch Stock to be held by the Escrow Agent;

     c. the Escrow Agreement, duly executed by Purchaser and the Escrow Agent;

     d. the Yates Employment Agreement, duly executed by Sedeco and Hirsch, as guarantor, together with a Stock Option Agreement representing the options referred to in such employment agreement;

     e. a certificate, dated the Closing Date, of the Secretary of Purchaser certifying the resolutions adopted by the Board of Directors of Purchaser approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

     f. a Registration Rights Agreement (herein so called) establishing the obligation of Purchaser to register the Hirsch Stock;

     g. a written opinion of counsel for Purchaser dated the Closing Date;

     h. a certificate, dated the Closing Date, of the Secretary of Sedeco certifying the resolutions adopted by the Board of Directors of Sedeco approving the execution and delivery of the Yates Employment Agreement and naming the new officers and directors of Sedeco; and

     i. any and all such other documents, agreements, certificates and instruments required to be executed and/or delivered by Purchaser, and all payments required to be made, pursuant to the terms and provisions of this Agreement.

     3. Further Assurances. At any time and from time to time after the Closing, at Purchaser's request and without further consideration, the Shareholder will execute and deliver such other instruments of sale, transfer, assignment and delivery and take such action as Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, assign and deliver to Purchaser and to confirm Purchaser's title to the Shares.

                                     ARTICLE
                REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

     The Shareholder represents and warrants to Purchaser as follows:

     1. Organization and Good Standing of Seller. Sedeco is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Sedeco has all requisite corporate power and authority, licenses, permits and franchises to own, lease and operate its properties and assets and to carry on its business as currently conducted. Sedeco is qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on its business, properties or assets. The Shareholder has heretofore delivered to Purchaser Schedule 5.1, which is a true and complete list of all states in which Sedeco has qualified to do business.

     2. Capacity to Execute Agreement and Enforceability. The Shareholder has full power and capacity to execute, deliver and perform his obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Shareholder and (assuming the valid execution and delivery of the Agreement by Purchaser) constitutes a legal, valid and binding obligation of the Shareholder, enforceable against him in accordance with its terms.

     3. Effect of Agreement. Neither the execution, delivery and performance of this Agreement by the Shareholder, nor the consummation by the Shareholder of the transactions contemplated hereby will (a) conflict with or result in a breach of any provision of the Articles of Incorporation or By-laws of Sedeco;
(b) constitute or result in the breach of, conflict with or give rise to a right of forfeiture, termination, cancellation or acceleration with respect to, any term, condition or provision of, any note, bond, mortgage, indenture, license or other contract or obligation to which Sedeco or the Shareholder is a party or by which Sedeco or the Shareholder is subject, except for such conflicts, breaches or defaults as to which written waivers or consents have been obtained, or (c) violate in any material respect any law, statute, regulation, judgment, order, writ, injunction, or decree applicable to Sedeco or the Shareholder, Sedeco's business, properties or assets.

     4. Capitalization and Ownership of Capital Stock. The presently authorized, issued and outstanding shares of capital stock of Sedeco and the names and addresses of the record and beneficial owners thereof are as set forth on
Schedule 5.4 heretofore delivered to Purchaser by the Shareholder and certified as true and correct by the President of Sedeco. Each of such persons is the lawful record and beneficial owner of the number of shares set forth opposite his name, free and clear of any liens, claims, encumbrances or restrictions of any kind. There are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatsoever under which Sedeco or the Shareholder is or may become obligated to issue, assign or transfer any shares of the capital stock of Sedeco.

     5. Government and Other Consents. No consent, order, authorization, qualification, or approval of, or exemption by, or filing with any governmental, public, or regulatory body or authority is required in connection with the execution, delivery and performance by the Shareholder of this Agreement.

     6. Books and Records. All financial, business and accounting books, ledgers, accounts and official and other records relating to Sedeco have been made available to Purchaser and its representatives. Such books and records have been substantially, properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

     7. No Subsidiaries or Investments. Sedeco does not own capital shares or other equity or ownership or proprietary interest in any corporation, limited liability company, partnership, association, trust, joint venture or other entity.

     8. Financial Statements.

     a. The Shareholder has previously delivered to Purchaser copies of (i) Sedeco's balance sheet dated as at April 30, 1996 (the "Balance Sheet Date") and Sedeco's balance sheet (the "Balance Sheet") dated as at November 30, 1996 and the related statements of income for the twelve (12) months and approximately seven (7) months, respectively, then ended (collectively, the "Financial Statements"). The Financial Statements correctly and completely reflect Sedeco's books and records, fairly present the financial position and results of operations of Sedeco as of the dates and for the periods indicated and have been prepared on a basis consistent with that of prior periods. The April 30, 1996 Financial Statements have been prepared in accordance with generally accepted accounting principals ("GAAP").

     b. Except for such claims, debts and liabilities as are reflected or reserved against on the Balance Sheet, Sedeco does not have any outstanding indebtedness for money borrowed and is not subject to any material claims or liabilities, contingent or otherwise, other than obligations incurred in the ordinary course of business since the date of the Balance Sheet, in amounts usual and normal, individually and in the aggregate and other than as may not have been required under GAAP to be disclosed or reserved for as contingencies as of the date of the Balance Sheet.

     c. All of the accounts receivable (trade or otherwise) reflected in the Balance Sheet, result from the sale of inventory, parts and services in the ordinary course of business and, subject to the reserve therefor on the Balance Sheet, the Shareholder has no knowledge that such accounts receivable are not collectible in the full amount thereof in the ordinary course of business. Except as shown on the Balance Sheet, and except as noted on Schedule 5.9, all such accounts receivable are owned by Sedeco free and clear of all liens, claims, charges, encumbrances and other interests of third parties.

     d. Since the Balance Sheet Date, there has not been any material adverse change in the condition, financial or otherwise, of the business, assets, properties, liabilities, prospects or results of operations of Sedeco, and no fact or condition exists or is contemplated or threatened which might cause any such change at any time in the future. Since the Balance Sheet Date, Sedeco has conducted its business only in the ordinary course in all material respects.

     e. As of the date hereof and without taking into account the assets of the Division, Sedeco's net equity is not less than Two Millon One Hundred Ninety-One Thousand One Hundred Seventy-Three and 00/100 ($2,191,173.00) and the sum of its cash and cash equivalents is not less than Three Hundred Fifty Thousand One Hundred Seventy-Eight and 00/100 ($350,178.00) Dollars.

     f. The Financial Statements do not reflect any operations, assets or liabilities of the Division.

     9. Title to Properties;  Encumbrances.  Other than as set forth in Schedule
5.9 heretofore delivered to Purchaser and certified as true and correct by the President of Sedeco, Sedeco does not own any real property or have any lease or other interest in real property. Sedeco does not use any real estate or have an interest in real estate, including, without limitation, any building, office, plant, factory, warehouse, improvement or structure in connection with its business other than its building at 1124 West Fuller Avenue, Fort Worth, Texas and pursuant to the leases identified on Schedule 5.9. Except as disclosed on
Schedule 5.9, Sedeco has good title to all of its properties and assets, including, without limitation, all of the properties and assets reflected in the Balance Sheet (except for properties and assets sold since the Balance Sheet Date in the ordinary course of business and consistent with past practices), and all of the properties or assets purchased by it since the Balance Sheet Date. Except as set forth on Schedule 5.9, none of such properties or assets is subject to any mortgage, pledge, lien, security interest, encumbrance or charge of any kind except (a) liens shown on the Balance Sheet as securing specified liabilities or obligations with respect to which no default exists; (b) liens arising in the ordinary course of business, consistent with past practice since the Balance Sheet Date and liens arising by operation of law or minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or materially impairs the use of the property subject thereof, or materially impairs Sedeco's operations and (c) liens for current taxes not yet due, or, if due, that are being contested in good faith in the ordinary course of business. Except as disclosed on Schedule 5.9, Sedeco does not use in its business any assets owned by a shareholder or affiliate of Sedeco. For purposes of this Agreement,

"affiliates" shall have the meaning as it is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

     10. Leases. Schedule 5.10 heretofore delivered to Purchaser and certified as true and correct by the President of Sedeco, contains an accurate and complete list and description of the terms of all leases to which Sedeco is a party (as lessee or lessor), copies of which have been previously delivered to Purchaser. Except as disclosed on Schedule 5.10, each lease set forth in
Schedule 5.10 (or required to be set forth in Schedule 5.10) is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition or act (including the purchase of the Shares hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a material breach under such lease. Except as disclosed on Schedule 5.10, Sedeco has not violated any of the terms or conditions under any such lease in any material respect, and to the knowledge of the Shareholder, all of the covenants to be performed by any other party under any such lease have been fully performed. The properties owned and leased by Sedeco are in a state of reasonable maintenance and repair and are adequate and suitable for the purposes for which they are presently being used.

     11. Business Practices. Neither Sedeco nor the Shareholder has made, offered or agreed to offer anything of value to any government official, political party or candidate for government office nor have any of them taken any action which would be in violation of the Foreign Corrupt Practices Act of 1977 or any anti-boycott or export laws.

     12. Officers, Directors and Key Employees. Schedule 5.12 heretofore delivered to Purchaser and certified as true and correct by the President of Sedeco sets forth a complete and correct list of (i) the officers and directors of Sedeco prior to the transaction contemplated by this Agreement; the name, position and total compensation, including bonuses, of each officer and director of Sedeco, (ii) the name of each other employee, consultant, independent contractor, agent or other representative of Sedeco who received $50,000 or more in any form of compensation from Sedeco since January 1, 1994, and (iii) all wage or salary increases or bonuses received by any such person since the Balance Sheet Date, and any accruals for or commitment or agreement by Sedeco to pay such increases or bonuses. Except as set forth in Schedule 5.12, none of such persons has, in writing or (to the knowledge of the Shareholder) verbally, threatened, informed or otherwise indicated to Sedeco or the Shareholder or any officer or director of Sedeco that he or she plans to cancel or otherwise terminate his or her relationship with Sedeco for any reason, including, without limitation, the consummation of the transactions contemplated hereby.

     13. Employment Arrangements. Sedeco does not have any material obligation, contingent or otherwise, under any employment agreement, collective bargaining or other labor agreement, any agreement containing severance or termination pay arrangements, deferred compensation agreement, retainer or consulting arrangement, pension or retirement plan, bonus or profit-sharing plan, stock option or purchase plan or other employee contract or non-terminable (whether with or without penalty) arrangement, group, life, health, medical or hospitalization insurance plan or program or other employee or fringe benefit plan, including vacation plans or programs and sick leave plans or programs, other than those listed or described on Schedule 5.13 heretofore delivered to Purchaser and certified as true and correct by the President of Sedeco, true and complete copies of which have heretofore been delivered to Purchaser. Sedeco has performed all of its obligations required to be performed by it under all such agreements, plans and arrangements, and to the knowledge of the Shareholder, no party thereto is in breach of or in default or arrears in any material respect under any of the provisions thereof.

     14. Employee Relations. Sedeco is in compliance in all material respects with all Federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice. No unfair labor practice complaint against Sedeco is pending before the National Labor Relations Board. No labor strike, picket, dispute, slowdown, stoppage or other labor trouble has ever occurred or is pending or, to the knowledge of the Shareholder, threatened against or involving Sedeco. To the knowledge of the Shareholder, no union representation question exists respecting the employees of Sedeco. No grievance or any arbitration proceeding is pending and, to the knowledge of the Shareholder, no such claim has been asserted or is threatened. No collective bargaining agreement is currently being negotiated by Sedeco. Except as disclosed on Schedule 5.14 heretofore delivered to Purchaser and certified as true and correct by the President of Sedeco, no claim of discrimination or harassment is pending or, to the knowledge of the Shareholder, threatened before the Equal Employment Opportunity Commission, or any other judicial or administrative body or agency.

     15. Contracts and Liabilities.

     a. Except as may  otherwise  be  expressly  provided  for on Schedule  5.15 heretofore delivered to Purchaser and certified as true and correct by the President of Sedeco, that Schedule sets forth all of the following contracts, commitments and obligations of, or which relate to the business of Sedeco, written or otherwise, to which it is a party or by or to which it or its assets or properties are bound or subject and which are in all events material to the business, properties or assets of Sedeco:

     (1) contracts, commitments and other agreements with any current or former officer, director, employee, independent contractor, consultant, agent or other representative (including the Shareholder);

     (2) contracts and other agreements with any labor union or association representing any employee;

     (3) contracts, commitments and other agreements for the sale of any of Sedeco's assets or properties other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of Sedeco's assets or properties;

     (4) joint venture or other agreements involving sharing of profits or joint ownership of assets or sharing of obligations or liabilities;

     (5) contracts or other agreements under which Sedeco agrees to indemnify any party or to share tax liability of or with any party;

     (6) loan, factoring, credit line, security, collateral assignment or pledge agreement, guaranty, subordination or similar type agreement;

     (7) contracts, commitments and other agreements with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

     (8) contracts, commitments and other agreements containing obligations or liabilities of any kind to or with the Shareholder as such;

     (9) contracts and other agreements containing covenants of Sedeco not to compete in any line of business or with any person in any geographical area (or not to solicit or accept any business) or covenants of any other person not to compete with Sedeco in any line of business or in any geographical area (or not to solicit or accept any business);

     (10) contracts and other agreements relating to the acquisition by Sedeco of any operating business or the capital shares of any other person;

     (11) options for the purchase of any asset, tangible or intangible;

     (12) contracts and other agreements requiring the payment to any person of an override or similar commission or fee;

     (13) contracts and other agreements for the payment of fees or other consideration to any officer or director of Sedeco or to any other entity in which any of the foregoing has a direct or indirect interest;

     (14) contracts and other agreements relating to the borrowing of money;

     (15) purchase orders, contracts and commitments for the purchase or sale of any goods or services to or by Sedeco, except for those orders, contracts and commitments which are less than $10,000 in amount or which cannot be canceled at will by Sedeco without penalty or premium; and

     (16) other contracts or business arrangements which are not made in the ordinary course of business.

     b. Except as set forth in Schedule 5.15, all such contracts are valid, binding and enforceable and in full force and effect. Except as set forth in
Schedule 5.15, Sedeco is not in default under any such contract and there have been no claims of defaults and to the knowledge of the Shareholder there are no existing factors or conditions which with the passage of time or giving of notice or both would constitute such a default or in any case in which such default would give rise to a right of termination by the other party thereto or which would result in any material cost, expense or penalty to Sedeco.

     c. There have been delivered to Purchaser complete and correct copies of all of the written contracts and documents constituting commitments set forth on
Schedule 5.15.

     16. Operation of Sedeco. Except as provided on Schedule 5.16 heretofore delivered to Purchaser and certified as true and correct by the President of Sedeco, since the Balance Sheet Date, Sedeco has conducted its business and operations only in the ordinary and usual course of business, consistent with past practices, has preserved intact its business, has maintained its relationships with all customers and suppliers and has used commercially reasonable efforts to keep available the services of its officers and employees. Except as set forth on Schedule 5.16, since the Balance Sheet Date, Sedeco has not:

     a. amended its Articles of Incorporation or ByLaws or merged with or into or consolidated with any other person, subdivided or in any way reclassified any of its shares of capital stock or changed or agreed to change in any manner the rights of any shares of its capital stock or the character of Sedeco;

     b. issued or sold or purchased, or issued options or rights to subscribe to, or entered into any contracts or commitments to issue or sell or purchase, any shares of its capital stock or any other securities;

     c. entered into or amended any employment agreement, entered into or amended any agreement with any labor union or association representing any employee, adopted, entered into, or amended any employee benefit plan, or made any change in the actuarial methods or assumptions used in funding any defined benefit pension plan, or made any change in the assumption or factors used in determining benefit equivalencies thereunder;

     d. incurred any indebtedness for borrowed money;

     e. declared or paid any dividends or declared or made any other distributions of any kind to its shareholders (other than normal compensation set forth on Schedule 5.16) not exceeding in the aggregate $200,000), or made any direct or indirect redemption, retirement, or any purchase or other acquisition of any shares of its capital stock or any other securities convertible into shares of its capital stock;

     f. reduced its cash or short-term investments or their equivalents, other than to meet cash needs arising in the ordinary course of business, consistent with past practices;

     g. made any change in its accounting methods or practices or made any change in depreciation or amortization policies or rates adopted by it;

     h. changed any of its business policies in any material respect, including,
without  limitation,   advertising,   marketing,  pricing,  purchasing,  credit,
personnel, sales, returns, budget or product acquisition policies;

     i. except in the ordinary course of business, consistent with past practices, made any wage or salary increase or paid any bonus, or increase any direct or indirect compensation, for or to any of its officers, directors, employees, consultants, agents or other representatives, or any accrual for or commitment or agreement to make or pay the same;

     j. made any loan or advance to any of its shareholders, officers, directors, employees, consultants, agents or other representatives (other than travel advances made in the ordinary course of business), or made any other loan or advance otherwise than in the ordinary course of business;

     k. made any payment or commitment to pay any severance or termination pay to any of its officers, directors, employees, consultants, agents or other representatives, other than payments or commitments to pay persons other than officers, directors or shareholders made in the ordinary course of business;

     l. except in the ordinary course of business: entered into any lease (as lessor or lessee); sold, abandoned or made any other disposition of any of its assets or properties; granted or suffered any material lien or other encumbrance of any of its assets or properties; entered into or amended any material contract or other agreement to which it is a party, or by or to which it or its assets or properties are bound or subject, or pursuant to which it agrees to indemnify any party or to refrain from competing with any party;

     m. except in the ordinary course of business, incurred or assumed any material liability;

     n. except in the ordinary course of business, made any acquisition of all or any part of the assets, properties, capital shares or business of any other person;

     o. paid, directly or indirectly, any liabilities or obligations before the same became due in accordance with its terms or otherwise than in the ordinary course of business or consistent with prior practice or deferred the payment of any liability or obligation;

     p.  suffered or incurred any damage,  destruction  or loss  (whether or not
covered  by  insurance)  which  materially   adversely  affected  the  business,
properties or assets of Sedeco;

     q. collected or billed any accounts receivable in advance of the dates on which payments were due other than in the ordinary course of business or consistent with prior practice;

     r. gave or agreed to give any of its customers any discounts or special payment terms or arrangements which were not consistent with prior practice or which were outside the ordinary course of business;

     s. made any material change in the type, nature or composition of its products, or made any material change relating to its fees, commissions or other changes or terms for its products;

     t. terminated or failed to renew, or received any information, written or otherwise, threatening to terminate or not to renew, any contract or other agreement that materially affects the assets, properties, business, operations or condition (financial or otherwise) of Sedeco; or

     u. except in the ordinary course of business, entered into any other material contract, agreement or transaction.

     17. Insurance Policies. Schedule 5.17 heretofore delivered to Purchaser and certified as true and correct by the President of Sedeco, contains a complete and correct list and description of all insurance polices with respect to the business, properties, assets and employees of Sedeco. Such policies are in full force and effect and insure adequately against risks to which Sedeco and its assets, properties and employees are normally exposed in the operation of business. No notice of cancellation, expiration or non-renewal of any such policy has been received by Sedeco and no cause for such termination exists.

     18. Related-Party Transactions. Except as disclosed in Schedule 5.18 heretofore delivered to Purchaser and certified as true and correct by the President of Sedeco, none of Sedeco, the Shareholder, nor any person controlling, controlled by or under common control with any of the foregoing or any relative or spouse of any of the foregoing has any interest, financial or otherwise, in any business, corporate or otherwise (the value of which equals or exceeds $2,000 per annum), which is a party to, or has an interest in any property which is the subject of, or has business relationships or arrangements of any kind with Sedeco, including, without limitation, any customer, supplier, competitor, or potential competitor or lessor.

     19. Compliance with ERISA.

     a. Schedule 5.19 heretofore delivered to Purchaser and certified as true and correct by the President of Sedeco, sets forth a complete and correct list of all "employee pension benefit plans" and "employee benefit plans" as defined respectively in Sections 3(2) and 3(3) of ERISA, including "multiemployer plans" as defined in Section 3(37) of ERISA, and any other pension, profit sharing, retirement, deferred compensation, vacation, severance, disability, hospitalization, medical insurance or other employee benefit plan or program, if any, which Sedeco or any other entity which constitutes part of a "controlled group" (within the meaning of Section 4001(b) of ERISA and/or Sections 414(b)-(o) of the Code and the Treasury

Regulations proposed thereunder) which Sedeco maintains or to which Sedeco has any present or future obligation to contribute (collectively, the "Sedeco Plans"). The Shareholder has caused Sedeco to deliver to Purchaser true and complete copies of all Sedeco Plans (including other instruments relating thereto), if any, as they may have been amended to the date hereof, embodying, relating to or summarizing the Sedeco Plans. The Shareholder has made available to Purchaser the most recent annual report (Form 5500) filed and the most recent summary plan description with respect to each Sedeco Plan.

     b. Other than those employee pension benefit plans set forth on Schedule 5.19, Sedeco maintains no "employee pension benefit plan" as defined in ERISA
Section 3(2) for the benefit of Sedeco's employees and has maintained no such plan during any part of the past five (5) years.

     c. Sedeco has no obligation to contribute to any "multiemployer" plan, as defined in Section 3(37) of ERISA.

     d. Sedeco is in compliance in all material respects with the requirements prescribed by any and all statutes, orders, governmental rules or regulations applicable to the Sedeco Plans and all reports and disclosures relating to the Sedeco Plans required to be filed with or furnished to governmental agencies, participants or beneficiaries prior to the date of this Agreement have been filed in accordance with applicable law.

     e. Sedeco, as of the date of this Agreement, has not completely or partially withdrawn from any "multiemployer plan" within the meaning of the Multiemployer Pension Plan Amendments Act of 1990. Sedeco has not suffered a seventy (70%) percent decline in "contribution base units" (within the meaning of ERISA Section 4205(b)(1)(A)) in any plan year beginning after 1979.

     f. There are no actions, audits, suits or claims pending (other than routine claims for benefits) or to the knowledge of the Shareholder, threatened, against any of the Sedeco Plans or any fiduciary of any of the Sedeco Plans or against the assets of any of the Sedeco Plans.

     g. The consummation of the transactions contemplated hereby will not accelerate any liability under any of the benefit plans because of an acceleration of any rights or benefits to which employees may be entitled thereunder.

     h. With respect to any Sedeco Plan that is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA ("Sedeco Welfare Plan") (i) each such Sedeco Welfare Plan, the contributions to which are claimed as a deduction under any provision of the Code, is in compliance in all material respects with all applicable requirements pertaining to such deduction, (ii) with respect to any "welfare benefit fund" within the meaning of
Section 419 of the Code that comprises part of a Sedeco Welfare Plan, there is no disqualified benefit within the meaning of Section 4976(a) of the Code, (iii) any such Sedeco Welfare Plan that is a "group health plan" within the meaning of
Section 5000(b)(i) of the Code meets all of the requirements of Section 4980B of the Code.

     i. Except as disclosed on Schedule 5.19 hereto, Sedeco has no obligation to any retired or former employee under any disability (long or short term), hospitalization, medical, dental or life insurance plans (whether insured or self-insured) or other employee welfare plan as defined in ERISA Section 3(1) maintained by Sedeco.

     20. Tax Matters.

     a. Filing of Tax Returns; Payment of Taxes; No Audits, Investigations or Claims. The Shareholder has heretofore delivered to Purchaser true, complete and correct copies of all Federal, state and local tax returns filed by Sedeco for each of the three (3) taxable years of Sedeco ended April 30, 1994, 1995 and 1996, any statement of audit adjustments applicable thereto and all Federal, state and local returns of estimated taxes filed during 1996. Sedeco has duly and timely filed all federal, state, local and other tax and information returns required to be filed by it with regard to any income, sales, use, gross receipts, property, employment and other taxes, charges, levies or other assessments related to its business, properties or assets, and has duly paid in full or made adequate provision for all taxes and other charges shown as due on such returns or which otherwise have been accrued or have become due prior to the date hereof whether or not shown on any such return. Sedeco has received no written notice of any claim or claims for additional taxes which are claimed to be due from it by Federal, state, local or foreign taxing authorities in connection with such reports or returns. There are no liens for Federal, state, local or foreign taxes, assessments or government charges or levies upon any of Sedeco's properties or assets. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any income tax or other return of Sedeco for any period and there are not, nor have there been, any audits of Sedeco by any Federal, state or local governmental tax authority and no notice of any audit has been received by Sedeco.

     21. Intellectual Property. Schedule 5.21 heretofore delivered to Purchaser and certified as true and correct by the President of Sedeco, contains a list of all intellectual property related to, derived from or used in the operation of Seller's business (the "Intellectual Property") of Sedeco. Sedeco has full ownership right, title and interest in and to the

Intellectual Property and to the best knowledge of the Shareholder, the Intellectual Property constitutes valid and enforceable rights of Sedeco. Sedeco has not received any notice and has no reason to believe that the validity of the Intellectual Property or Sedeco's interest therein can be or is being challenged by any third party. Sedeco has not heretofore granted any licenses or conveyed any other rights or interests to any of the Intellectual Property. The operation of Sedeco as currently conducted does not infringe upon any patents or other intellectual property rights of any third party. All trade names and trademarks used by Sedeco to identify its products and services are protected by registration in the name of Sedeco on the principal register in the United States Patent and Trademark Office, state registrations and/or by rights in the United States accorded to Sedeco by virtue of the common law.

     22. Environmental Matters.

     a. Sedeco has not received any notice from any governmental agency or private or public entity advising that it is potentially responsible for response costs or other costs with respect to a release or threatened release of any Hazardous Substance and neither it nor to Sedeco's knowledge its predecessors in interest with respect to the business, properties or assets of Sedeco have conducted activities which could reasonably be expected to result in such a notice. No administrative, civil or criminal actions, including without limitation third-party actions for personal injury or property damage, are pending or threatened with respect to Environmental Laws or related to the business of Sedeco. No judgements, consent orders, consent decrees, stipulations, or other restrictions have been entered or applied with respect to Environmental Laws or related to the business, properties or assets of Sedeco. Sedeco neither received nor is aware of any governmental orders, notifications, notices of violation, or requests for information relating to environmental or health and safety conditions at or related to the business, properties or assets of Sedeco, nor is Sedeco aware of any past or current violations of any Environmental Law related to the business, properties or assets of Sedeco or of environmental conditions related to the business, properties or assets of Sedeco. Neither the operation of Sedeco, either as currently conducted or conducted in the past at any office space or other facility or real property owned, leased, used or occupied by Sedeco, whether currently or at any time in the past, violate nor have violated any Environmental Laws.

     b. For purposes of this Agreement, (i) "Environmental Laws" shall mean statute, law, ordinance or regulation of any federal, state, county, local or foreign governmental authority relating to the environment, including air, water or noise pollution, emissions or discharges, the environment, public health, employee health, safety or welfare, land use or the production, processing, distribution, use, storage, labeling, handling, transportation, treatment or disposition of any Hazardous Substance; and (ii) "Hazardous Substance" shall mean asbestos, paints, solvents, ureaformaldehyde, polychlorinated biphenyls, nuclear fuel or material, chemical waste, hazardous waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic, infectious or hazardous pollutants, contaminants, chemicals, materials, wastes or substances listed or identified in, or regulated by, any Environmental Laws.

     23. Product Warranty. Each product manufactured, sold, leased, or delivered by Sedeco has been in conformity with all applicable contractual commitments and all express and implied warranties, and Sedeco does not have any liability (and to the knowledge of the Shareholder there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Sedeco giving rise to any liability of Sedeco) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Balance Sheet. No product manufactured, sold, leased, or delivered by Sedeco is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Schedule 5.23 heretofore delivered to Purchaser and certified as true and correct by the President of Sedeco includes copies of the standard terms and conditions of sale or lease for Sedeco (containing applicable guaranty, warranty, and indemnity provisions).

     24. Permits, Licenses, Compliance with Laws. Sedeco has all permits, licenses, orders, consents and approvals of federal, state, local or foreign governmental or regulatory bodies that are required in order to permit Sedeco to carry on its business as currently conducted. Schedule 5.24 heretofore delivered to Purchaser and certified as true and correct by the President of Sedeco, sets forth a correct and complete list of all such permits, licenses, orders and approvals, all of which are in full force and effect, and no suspension or cancellation of any of them is, to the knowledge of the Shareholder, threatened, and to the Shareholder's knowledge, no cause exists for such suspension or cancellation. The business of Sedeco has been and is being conducted in accordance and in compliance with all applicable federal, state, local or foreign laws, codes, ordinances, rules and regulations, except for minor violations which do not have a material adverse effect on Sedeco.

     25. Litigation. There is no claim, action, suit, proceeding, arbitration, investigation or inquiry except a set forth in Schedule 5.25 heretofore delivered to Purchaser and certified as true and correct by the President of Sedeco, pending
before  any  federal,   state,  local,  or  other  court  or  governmental,
administrative, or self-regulatory body or agency, or any private arbitration tribunal, or to the knowledge of the Shareholder, threatened against Sedeco relating to the business of Sedeco, any of the properties or assets of Sedeco or the transactions contemplated by this Agreement; nor is there any basis for any such claim, action, suit, proceeding, arbitration, investigation or inquiry. Sedeco is not in default under any order, license, regulation or demand of any federal, state or local, or other court or governmental, administrative or self-regulatory body or agency.

     26. Inventories. The inventories of Sedeco shown on the Balance Sheet and the inventories acquired subsequent to the Balance Sheet Date consist of items of a quality and quantity usable and saleable in the normal course of its business, and the values of obsolete materials and materials below standard quality have been written down on its books of account to realizable market value, or adequate reserves have been provided therefor, and the values at which such inventories are carried reflect the customary inventory valuation policy consistently applied by Sedeco of stating inventory at the lower of cost or realizable market value, on a first in first out basis, all in accordance with GAAP.

     27. Broker. No broker, finder, agent or other intermediary has acted on behalf of the Shareholder or otherwise assisted in bringing about the transactions contemplated by this Agreement and no broker, finder, agent or other intermediary (including, without limitation, C.V. Lemmon & Co.) is entitled to any commission or finder's fee in respect thereof based in any way on agreements, understandings or arrangements with or the conduct of Sedeco or the Shareholder.

     28. Product Liability. Sedeco has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Sedeco giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Sedeco.

     29. Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Sedeco.

     30. Fixed Assets. Schedule 5.30 heretofore delivered to Purchaser and certified as true and correct by the President of Sedeco sets forth a complete and correct list of all of Sedeco's fixed property wherever located including, but not limited to, all of Sedeco's real property, equipment, fixtures and furniture.

     31. Material Information; Full Disclosure. This Agreement and any other certificate, document, agreement or information furnished (including, without limitation, any schedule hereto) or to be furnished pursuant to this Agreement by the Shareholder to Purchaser does not contain and will not contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make any statement herein or therein not misleading. There is no fact, development or, to the knowledge of the Shareholder, threatened development (excluding general economic factors affecting business in general or generally affecting Sedeco's industry), which has not been disclosed to Purchaser in writing which adversely affects or, so far as the Shareholder can now foresee, may adversely affect, the business, operations, assets, properties, prospects or condition (financial or otherwise) of Sedeco.

                                     ARTICLE
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to the Shareholder as follows:

     1. Organization and Good Standing of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite corporate power and authority to make the representations, warranties and agreements made hereunder, to own, lease and operate its properties and assets and to carry on its business as currently conducted, to execute and deliver this Agreement, the Promissory Note, the Registration Rights Agreement and the Guaranty (defined below), and to perform its obligations under this Agreement, the Registration Rights Agreement and the Guaranty.

     2. Authorization of Agreement and Enforceability. Purchaser has full corporate power and authority to execute and deliver this Agreement, the Registration Rights Agreement and the guaranty ("Guaranty") under the Employment Agreement of even date herewith between Sedeco and the Shareholder and to perform its obligations hereunder and thereunder. This Agreement, the Promissory Note, the Registration Rights Agreement and the Guaranty have been duly and validly authorized, executed and delivered by Purchaser and (assuming the valid execution and delivery of the Agreement by the Shareholder) constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms. The Hirsch Stock, when issued in compliance with the provisions of this Agreement: (i) will be validly issued, fully paid and non-assessable; (ii) will have the rights, preferences, privileges and restrictions described in Purchaser's Certificate of Incorporation; and (iii) will be free of all liens, claims, restrictions and encumbrances of any kind other than restrictions on transfer imposed by Federal and state securities laws.

     3. Effect of Agreement. Neither the execution, delivery and performance of this Agreement, the Promissory Note, the Registration Rights Agreement or the Guaranty by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby or thereby will (a) conflict with or result in a breach of any provision of Purchaser's Certificate of Incorporation or ByLaws, (b) constitute or result in the breach of, conflict with or give rise to a right of termination, cancellation or acceleration with respect to, any term, condition or provision of, any note, bond, mortgage, indenture, license or other contract or obligation to which Purchaser is a party or by which it or any of its properties or assets may be bound, except for such conflicts, breaches or defaults as to which written waivers or consents have been obtained, or (c) violate any law, statute, regulation, judgment, order, writ, injunction, or decree applicable to Purchaser or any of its properties or assets.

     4. Government and Other Consents. No consent, order, authorization, qualification, or approval of, or exemption by, or filing with any governmental, public, or regulatory body or authority is required in connection with the execution, delivery and performance by Purchaser of this Agreement.

     5. Broker. No broker, finder, agent or other intermediary has acted on behalf of Purchaser or otherwise assisted in bringing about the transactions contemplated by this Agreement and no broker, finder, agent or other intermediary is entitled to any commission or finder's fee in respect thereof based in any way on agreements, understandings or arrangements with or the conduct of Purchaser.

     6. Material Information; Full Disclosure. This Agreement and any other certificate, document, agreement or information furnished (including, without limitation, any schedule hereto) or to be furnished pursuant to this Agreement by the Purchaser to the Shareholder does not contain and will not contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make any statement herein or therein not misleading.

     6.7 SEC Filings.

     (a) Purchaser has filed and made available to the Shareholder all forms, reports and documents required to be filed by Purchaser with the Securities and Exchange Commission ("SEC") since February 17, 1994 (collectively, the "Purchaser's SEC Reports"). The Purchaser's SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the

Securities Exchange Act of 1934, as the case may be; and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Purchaser's SEC Reports or necessary in order to make the statements in such Purchaser's SEC Reports, in the light of the circumstances under which they were made, not misleading.

     (b) Since the date of filing of the last Purchaser's SEC Report, there has not been any material adverse change in the assets, liabilities, financial condition or results of operations of Purchaser and its Subsidiaries, taken as a whole.

                                     ARTICLE
                                 INDEMNIFICATION

     1. Indemnification by the Shareholder. The Shareholder agrees that, notwithstanding the Closing, the sale of the Shares provided for herein and regardless of any investigation at any time made by or on behalf of Purchaser or of any information Purchaser may have in respect thereof, the Shareholder will indemnify and hold Purchaser and Sedeco harmless from and against any damage, liability, loss or deficiency (including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action or proceeding) arising out of or resulting from, and will pay Purchaser or Sedeco on demand the full amount of any sum or sums which Purchaser or Sedeco may pay or become obligated to pay on account of: (i) any inaccuracy in any representation or the breach of any warranty made by the Shareholder herein or in any agreement, instrument or document delivered pursuant to this Agreement,
(ii) any failure of the Shareholder duly to perform or observe any term, provision, covenant, agreement, or condition herein or in any agreement, instrument or document delivered pursuant to this Agreement on the part of Shareholder to be performed or observed, (iii) any liability or obligation arising with respect to the Division's assets (now or previously owned) or the conduct of the business of the Division, (iv) warranty obligations attributable to sales prior to Closing in excess of an aggregate of $50,000, (v) any claim made by or on behalf of Kay Lanum, and (vi) any claims alleging damage to any embroidery machines or parts shipped by Sedeco without adequate insurance therefor. Notwithstanding anything herein to the contrary, neither Purchaser nor Sedeco may bring a claim for indemnification under this Section if the applicable statute of limitations with respect to such claim has expired.

     2. Indemnification by Purchaser. Purchaser hereby agrees to indemnify and hold the Shareholder harmless from, against and in respect of (and shall on demand reimburse the Shareholder for) any and all claims, loss, liability, damage, cost or expense

(including, without limitation, reasonable attorneys' fees and other costs and expenses incident to any suit, action or proceeding) suffered or incurred by the Shareholder on account of: (i) any inaccuracy in any representation or the breach of any warranty made by Purchaser herein or in any agreement, instrument or document delivered pursuant to this Agreement; or (ii) any failure of Purchaser duly to perform or observe any term, provision, covenant, agreement, or condition herein or in any agreement, instrument or documents delivered pursuant to this Agreement on the part of Purchaser to be performed or observed.

     3. Limitation of Liability. None of the Parties shall assert any claim for indemnification under Sections 7.1 or 7.2 unless the aggregate amount of all claims of such party against the other party under this Agreement, on a cumulative basis, exceeds Fifty Thousand and 00/100 ($50,000.00) Dollars (the "Indemnification Threshold"); provided, however, that (a) once claims exceed such Fifty Thousand and 00/100 ($50,000.00) Dollars threshold, the indemnifying party shall be liable for all valid claims, including the initial claims aggregating Fifty Thousand and 00/100 ($50,000.00) Dollars, and (b) there shall be no Indemnification Threshold for indemnification claims under Section 7.1
(v), (vi) or to the extent such claims arise out of the breach by the Shareholder of a representation, warranty or covenant set forth in Section 2.2, 2.3, 2.4, 2.5 or 5.20. Under no circumstances shall the liability of the Shareholder in the aggregate pursuant to this Article 7 exceed Eight Million Five Hundred Fifty Thousand and 00/100 ($8,550,000.00) Dollars, except that such limitation shall not apply to claims for indemnification arising under Sections 7.1(v) or as a result of the breach by the Shareholder of a representation, warranty or covenant set forth in Sections 5.28.

     4. Right of Set-off. In addition to any remedies available to Purchaser, Purchaser and Sedeco shall have a right to set-off any obligations of the Shareholder to Purchaser or Sedeco under this Agreement against any obligation of Purchaser or Sedeco, as appropriate, to the Shareholder under this Agreement and under the Yates Employment Agreement, including without limitation, any payment due after the Closing Date pursuant to Sections 2.1 or 2.2 hereof or pursuant to the Promissory Note. Notwithstanding the foregoing right of set-off, if the Shareholder is disputing in good faith an obligation alleged by Purchaser to be owed by the Shareholder to which a set-off right otherwise applies hereunder, the Purchaser and Sedeco shall continue making all payments due from Purchaser to the Shareholder under this Agreement or the Yates Employment Agreement, as the case may be, until there has been a Final Determination made with respect to the alleged obligation owing by the Shareholder to Purchaser. Pending such Final Determination, such payments made by Purchaser shall be deposited with an escrow agent pursuant to an escrow agreement, which shall be mutually satisfactory to the Shareholder and Purchaser. Upon a Final Determination the escrowed funds shall be disbursed consistent with the terms of the escrow agreement. "Final Determination," as used herein, shall mean a final order of a court, tribunal or adjudicator having jurisdiction over such dispute.

     5. No Waiver. No failure or delay on the part of Purchaser or the Shareholder in exercising any right, power or remedy under this Agreement, or available to Purchaser or the Shareholder at law or in equity shall operate as a wavier of such right, power or remedy, nor shall any single or partial exercise of any such right, power or remedy preclude any or further exercise thereof or the exercise of any other right, power or remedy available to Purchaser or the Shareholder. Subject to the limitations of Section 7.3, the remedies provided in this Agreement are cumulative and not exclusive of any remedies available to any Party at law or equity.

     6. Third Party Claims.

     a. In case of the assertion in writing of any claim initiated or asserted by any person, firm, governmental authority or corporation other than Purchaser or any affiliate of Purchaser (a "Third Party Claim") against Sedeco or the commencement of any litigation asserting a Third Party Claim which may give rise to any indemnification obligation of the Shareholder (each an "Indemnitor") to Purchaser or Sedeco under the provisions of this Article, Purchaser shall give notice thereof as provided hereunder as promptly as practicable after Purchaser's receipt of such written assertion or the commencement of such litigation unless the failure to give such notice would not materially prejudice the Shareholder, such notice to be given by Purchaser not later than would materially prejudice the Shareholder if they chose to defend such litigation as hereinafter provided. If Indemnitor demonstrates to Purchaser that Indemnitor will be able to pay the full amount of potential liability in connection with any Third Party Claim, Indemnitor may at its sole cost and expense, upon written notice given to Purchaser within fifteen (15) days after its receipt of Purchaser's notice under this Section 7.6, assume the defense, with counsel reasonably satisfactory to Purchaser, of any such Third Party Claim or litigation, provided that Indemnitor admits in writing to Purchaser its liability solely as between it and Purchaser with respect to all material elements thereof. If Indemnitor assumes the defense of any such claim or litigation, the obligations of Indemnitor hereunder as to such claim or litigation shall be limited to taking all steps necessary in the defense or settlement thereof and to holding Purchaser harmless from and against any and all losses, liabilities, expenses and damages caused by or arising out of any settlement approved by Indemnitor or any judgment in connection with such claim or litigation, and Purchaser shall make available or cause to be made available to Indemnitor such books and records in Sedeco's possession as Indemnitor may reasonably require in connection with such defense. Except with the express prior written consent of Purchaser, Indemnitor shall not consent to the settlement or entry of any judgment arising from any such claim or litigation which in each case does not include as an unconditional term thereof the giving by the claimant or plaintiff, as the case may be, to Purchaser of any unconditional release from all liability in respect thereof unless Indemnitor shall have actually paid the full amount of any such settlement or judgment. Purchaser shall be entitled to be consulted about (but not control) the defense of, and receive copies of all pleadings and other material papers in connection with, any such claim or litigation. If Indemnitor does not assume the defense of any such claim or litigation, Purchaser may defend the same in such manner as it may deem appropriate, including but not limited to settling such claim or litigation after giving reasonable notice of the same to Indemnitor on such terms as Purchaser may deem appropriate, and Indemnitor will promptly reimburse Purchaser in accordance with the provisions of this Section 7.6, provided that Purchaser furnish Indemnitor with copies of all pleadings and other material documents in connection with any such claim or litigation and that Indemnitor is consulted about (albeit not in control of) such litigation. Anything contained in this Section 7.6 to the contrary notwithstanding, (i) Indemnitor shall not be entitled to assume the defense of any such claim or litigation if the Third Party Claim seeks an order, injunction or other equitable relief against Purchaser which, if successful, might materially interfere with, or adversely affect, the operation of its business by Purchaser or Sedeco; and (ii) Purchaser or Sedeco may defend any Third Party Claim to which Purchaser or Sedeco may have a defense or counterclaim which Indemnitor is not entitled to assert to the extent necessary to assert and maintain such defense or counterclaim provided that Purchaser provide or cause to be provided to Indemnitor copies of all pleadings and other material documents in connection with any such claim or litigation and that Indemnitor is consulted about (albeit not in control of) such litigation.

     b. In case of the assertion in writing of any Third Party Claim or the commencement of any litigation asserting a Third Party Claim which may give rise to any obligation of Purchaser to the Shareholder under the provisions of this Article, the Shareholder shall have the rights, duties and obligations of Purchaser under Section 7.6(a) and Purchaser shall have the right, duties and obligations of the Shareholder.

                                    ARTICLE
                                    GENERAL


     1. Expenses. Purchaser and the Shareholder shall pay their own respective counsel, accountants and other advisors' fees and expenses arising in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

     2. Sales, Transfer and Documentary Taxes, etc. The Shareholder shall pay all sales, transfer and documentary taxes, if any, due as a result of the sale of the Shares to Purchaser and all other fees applicable to the Shareholder directly relating to the transfer of the Shares to Purchaser.

     3. Survival of Representations and Warranties. Each of the Parties covenants and agrees that all of the representations warranties, covenants, and agreements set forth in this Agreement shall survive the Closing and shall not be merged into any instruments of transfer or other documents delivered by any of the Parties at Closing or at any other time.

     4. No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties or their respective heirs, successors and assigns any rights, remedies, obligations, or other liabilities under or by reason of this Agreement.

     5. Notices. All notices permitted or required under this Agreement shall be in writing and shall be either (a) delivered by personal service, (b) delivered by courier service, (c) telecopied and confirmed immediately in writing by a copy mailed by registered or certified mail, postage prepaid, return receipt requested, or (d) sent by certified or registered mail, postage prepaid, return receipt requested, to the parties hereto at their addresses set forth below or at such other addresses which may be designated in writing by the parties:


     If to the Shareholder to:       Jimmy L. Yates
                                     3801 Hollow Creek Road
                                     Fort Worth, Texas 76116

     With a copy to:                 Cantey & Hanger. L.L.P.
                                     2100 Burnett Plaza
                                     801 Cherry Street
                                     Fort Worth, Texas 76102
                                     Attention:  Dean A. Tetirick, Esq.
                                     Telecopier No.: (817) 877-2807

     If to Purchaser to:             Hirsch International Corp.
                                     200 Wireless Boulevard
                                     Hauppauge, New York 11788
                                     Attention:  President
                                     Telecopier No. (516) 436-5176

     With a copy to:                 Ruskin, Moscou, Evans &
                                     Faltischek, P.C.
                                     170 Old Country Road
                                     Mineola, New York 11501
                                     Attention:  Raymond S. Evans, Esq.
                                     Telecopier No.:  (516) 663-6641


Such notices shall be effective upon receipt in the case of personal or courier service or telecopier delivery and on the third (3rd) day after posting in the U.S. mail.

     6. Entire Agreement. This Agreement (including the Schedules hereto) supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter, and this Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

     7. Headings. The article, section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

     8.  Counterparts.   This  Agreement  may  be  executed  in  any  number  of
counterparts, each of which, when executed, shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

     9. Governing Law. This Agreement shall be construed as to both validity and performance and governed by and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law principles. The Parties each hereby irrevocably consents and submits to in personam jurisdiction in the courts of New York, County of Nassau, including the United States courts located in and for the Eastern District of New York, and to all proceedings in such courts.

     10. Severability. If any term, covenant, condition, or provision of this Agreement or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions, and provisions of this Agreement shall not be affected and each remaining term, covenant, condition, and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

     11. Amendments. This Agreement may not be modified or changed except by an instrument or instruments in writing signed by all Parties.

     12. Assignment. None of the Parties shall assign its rights or obligations under this Agreement without the prior written consent of the other Parties.

     13. Successors and Assigns. The covenants, agreements, and conditions contained or granted shall be binding upon and shall inure to the benefit of Purchaser and the Shareholder and their respective heirs, successors and permitted assigns.

     14. No Joint Venture. The Parties, by entering into this Agreement and consummating the transactions contemplated in this Agreement, shall not be and shall not be considered a partner or joint venturer of one another.

     15. Construction of Agreement. This Agreement was negotiated at arm's length by the Parties and their respective counsel. This Agreement shall not be construed as having been "drafted" by any one Party and shall not be construed against any Party as a drafting party.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


                                         HIRSCH INTERNATIONAL CORP.



                                      By:\s\ Henry Arnberg
                                         -----------------------------
                                         Henry Arnberg, President


                                         \s\ Henry Arnberg
                                         -----------------------------
                                         Jimmy L. Yates